For more information: Peter T. Kissinger

765.463.4527

pkissinger@bioanalytical.com

BASi Announces Reorganization of Operations: Adds Interim Chief Executive Officer

WEST LAFAYETTE, IN, September 27, 2006 — BASi (Bioanalytical Systems, Inc.) (Nasdaq: BASI) announced today that it has reorganized US operations as part of its ongoing plan to reduce expenses, improve customer service and increase profitability. In addition to the realignment of operational and administrative responsibilities to increase efficiency, the Company has implemented a workforce reduction aimed at reducing costs. Through attrition and layoffs that occurred during the last 60 days, including those announced today, the Company has reduced its workforce by 12%. The Company anticipates that the headcount reductions will result in cost savings of more than $2.0 million in fiscal 2007. A charge of approximately $500,000 associated with employee severance will be taken in the fiscal year ending September 30, 2006.

Commenting on the reorganization, Edward Chait, Executive Vice President, said, “With our new direction in Business Development we have focused on increasing revenues from diverse customers to reduce our concentration risk. With this reorganization we expect improved efficiency in delivering our products and services that will enhance our progress to profitability.”

As part of the reorganization, Chairman and CEO Peter Kissinger announced that Richard M. Shepperd has been elected to serve as interim CEO to help BASi add rigorous business discipline to company operations. Mr. Shepperd is an experienced, customer-focused, results-oriented executive with a proven track record in the pharmaceutical industry. Kissinger noted, “Dick has been helping us with planning for fiscal 2007, and we were fortunate to persuade him to stay on for the implementation. I am a scientist and an entrepreneur. As such, I will continue as Chairman of the Board and Chief Scientific Officer, but let there be no doubt about it, Mr. Shepperd will be running and refining operations with our team of officers. In this competitive climate we need experienced help to drive profitability. Dick Shepperd is the right person to help us reorganize and think in new ways.”

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies. The Company focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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